Exhibit 99.1

SPAR Group Announces Second Quarter 2013 Financial Results

WHITE PLAINS, N.Y., August 13, 2013 (GLOBE NEWSWIRE) -- SPAR Group, Inc. (SGRP) ("we", the "Company" or "SPAR Group"), a leading supplier of retail merchandising and other marketing services throughout the United States and internationally, today announced financial results for the second quarter and six months ending June 30, 2013.

Company Highlights

●	Second quarter 2013:
o	Revenue increased 18% to $28.7 million;
o	International revenue increased 29% to $17.3 million;
o	Domestic revenue increased 5% to $11.4 million;
o	Reported a net loss of $130,000 or $(0.01) per diluted share compared to a net profit of $718,000 or $0.03 per diluted share last year;
o	Successfully integrated the acquisition of merchandising and in-store audit business from Market Force Information.
●	Six months of 2013:
o	Revenue increased 21% to $54.9 million;
o	International revenue increased 34% to $33.8 million;
o	Domestic revenue increased $900,000 to $21.1 million;
o	Reported a net loss of $87,000 or $0.00 per diluted share compared to a net profit of $1.0 million or $0.05 per diluted share last year.

Gary Raymond, Chief Executive Officer of SPAR Group, commented, “While we achieved double-digit revenue growth and continued to gain strong momentum in our international business, our overall performance resulted in a quarterly loss for the first time in over four years. Although we enjoyed an incremental revenue increase from the MFI transaction, consolidation has taken longer than expected and thus incurred additional operational costs in the period. Additionally, the mixture of project work versus syndicated business in our domestic operations adversely affected our gross profit margins. Going forward we believe that this margin pressure will improve in the second half of the year as we begin the back to school and holiday seasons, traditionally our strong earnings period. We expect to reach profitability once again for the remainder of 2013.”

Mr. Raymond continued, “We have analyzed our year to date performance and management has taken steps to adjust our operating and corporate cost structure accordingly. These restructuring actions will drive efficiencies to further strengthen revenue and improve earnings across all of our business sectors. Our strong balance sheet allows us to continue our global growth strategy and positions us to make immediate accretive bolt-on acquisitions.”

Financial Results for the three and six month periods ended June 30, 2013 and 2012

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
			Change				Change
	2013	2012	$	%	2013	2012	$	%
Net revenue:
Domestic	$11,374	$10,881	$493	5%	$21,063	$20,166	$897	4%
International	17,322	13,462	3,860	29%	33,810	25,224	8,586	34%
Total	$28,696	$24,343	$4,353	18%	$54,873	$45,390	$9,483	21%

Gross profit:
Domestic	$3,417	$3,744	$(327)	(9)%	$6,463	$6,704	$(241)	(4)%
International	3,396	2,964	432	15%	6,382	5,773	609	11%
Total	$6,813	$6,708	$105	2%	$12,845	$12,477	$368	3%

Net (loss) income attributable to SPAR Group, Inc.:
Domestic	$(144)	$928	$(1,072)	(116)%	$43	$1,190	$(1,147)	(96)%
International	14	(210)	224	107%	(130)	(165)	35	21%
Total	$(130)	$718	$(848)	(118)%	$(87)	$1,025	$(1,112)	(108)%

Earnings per diluted share:
	$(0.01)	$0.03	$(0.04)		$0.00	$0.05	$(0.05)

Consolidated net revenue for the three and six month periods ended June 30, 2013, increased 18% and 21%, respectively, when compared to the same periods in 2012. The increases in net revenue were primarily due to a strong performance from our subsidiaries in South Africa, India, China, Mexico and Australia. Continued growth in SPAR Group's domestic operations also contributed to the increase and was primarily due to incremental revenue from the recent acquisition of general merchandising and in-store audit services from Market Force Information and the September 2012 acquisition of National Merchandising Services, which was partially offset by a decrease in syndicated service and other project work.

Consolidated gross profit for the three and six month periods ended June 30, 2013, were consistent with the same periods last year. The Company’s gross profit margins were 24% and 23% for the three and six month periods ended June 30, 2013, respectively as compared to 28% for both periods in 2012. Gross profit margins domestically were 30% and 31% for the three and six month periods, ended June 30, 2013, respectively as compared to 34% and 33% for the same periods in 2012. The declines in gross margin percentage were primarily due to an unfavorable mix of project work compared to syndicated work on a year-over-year basis. International gross profit margins were 20% and 19% for the three and six month periods ended June 30, 2013, respectively as compared to 22% and 23% for the same periods in 2012. The decrease in international gross margin percentages were primarily due to higher cost margin business in the new markets of Turkey, India, and Romania and the unfavorable mix of business in Japan and China.

Net income attributable to SPAR Group decreased 118% and 108% for the three and six month periods ended June 30, 2013, respectively, when compared to the same period a year ago. The decrease for the three month period ended June 30, 2013, was driven primarily by our domestic operations partially offset by an increase in international operations. The decline in net income for the six month period ended June 30 2013, was directly attributed to domestic operations.

Balance Sheet as of June 30, 2013

As of June 30, 2013, cash and cash equivalents were $3.1 million. Working capital was $8.3 million and the Company's current ratio was 1.5 to 1. Total current assets and total assets were $23.5 million and $30.2 million, respectively. Total current liabilities and total liabilities were $15.3 million and $15.4 million, respectively. Shareholders’ equity was $14.8 million at June 30, 2013.

Later today, the Company plans to file its Quarterly Report on Form 10-Q with the Securities and Exchange Commission. The Company will host a shareholder conference call on Wednesday, August 14, 2013 at 11:00 a.m. eastern time during which time Mr. Gary Raymond, President and Chief Executive Officer, and Mr. James Segreto, Chief Financial Officer, will discuss the Company's second quarter 2013 financial results and provide a shareholder update on recent business developments.

Conference Call Details:
Date: Wednesday, August 14, 2013
Time: 11:00 a.m. ET
TOLL-FREE: 1-877-941-4775
TOLL/INTERNATIONAL: 1-480-629-9761

It is recommended that participants dial in approximately 5 to 10 minutes prior to the start of the 11:00 a.m. call. A telephonic replay of the conference call may be accessed approximately three hours after the call through August 21, 2013 by dialing 1-877-870-5176, or 1-858-384-5517 for international callers, and entering the replay pin number 4634944.

There will also be a simultaneous audio feed webcast and archived recording of the conference call available at http://www.sparinc.com under the "Investor Relations" menu section and "News Releases" sub-menu of the website, or you may use the link audio feed and archived recording of the conference call available at http://www.viavid.net/.

About SPAR Group

SPAR Group, Inc. is a diversified international merchandising and marketing services Company and provides a broad array of services worldwide to help companies improve their sales, operating efficiency and profits at retail locations. The Company provides merchandising and other marketing services to manufacturers, distributors and retailers worldwide, primarily in mass merchandiser, office supply, grocery, drug, independent, convenience, electronics, toy and specialty stores, as well as providing furniture and other product assembly services, audit services, in-store events, technology services and marketing research. The Company has supplied these project and product services in the United States since certain of its predecessors were formed in 1979 and internationally since the Company acquired its first international subsidiary in Japan in May of 2001 . Product services include restocking and adding new products, removing spoiled or outdated products, resetting categories "on the shelf" in accordance with client or store schematics, confirming and replacing shelf tags, setting new sale or promotional product displays and advertising, replenishing kiosks, providing in-store event staffing and providing assembly services in stores, homes and offices. Audit services include price audits, point of sale audits, out of stock audits, intercept surveys and planogram audits. Other merchandising services include whole store or departmental product sets or resets (including new store openings), new product launches, in-store demonstrations, special seasonal or promotional merchandising, focused product support and product recalls. The Company operates throughout the United States and internationally in 10 of the most populated countries, including China and India. For more information, visit the SPAR Group's website at http://www.sparinc.com/.

Forward-Looking Statements

Certain statements in this news release and made in the update conference call are forward-looking, including (without limitation) expectations or guidance respecting continuing balance sheet strength, customer contract expansion, growing revenues and becoming profitable through organic growth and acquisitions, attracting new business that will increase SPAR Group's revenues, continuing to maintain costs and consummating any transactions. Undue reliance should not be placed on such forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control. The Company's actual results, performance and trends could differ materially from those indicated or implied by such statements as a result of various factors, including (without limitation) the continued strengthening of SPAR Group's selling and marketing functions, continued customer satisfaction and contract renewal, new product development, continued availability of capable dedicated personnel, continued cost management, the success of its international efforts, success and availability of acquisitions, availability of financing and other factors, as well as by factors applicable to most companies such as general economic, competitive and other business and civil conditions. Information regarding certain of those factors and other risk factors and cautionary statements that could affect future results, performance or trends are discussed in SPAR Group's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings made with the Securities and Exchange Commission from time to time. All of the Company's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements.

SPAR Group, Inc.
Consolidated Statements of (Loss) Income and Comprehensive (Loss) Income

(unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Net revenues	$28,696	$24,343	$54,873	$45,390
Cost of revenues	21,883	17,635	42,028	32,913
Gross profit	6,813	6,708	12,845	12,477

Selling, general, and administrative expense	6,135	5,634	11,507	10,655
Depreciation and amortization	409	293	711	570
Operating income	269	781	627	1,252

Interest expense	20	12	51	63
Other (income) expense	(60)	75	(73)	(7)
Income before provision for income taxes	309	694	649	1,196

Provision for income taxes	250	58	378	101
Net income	59	636	271	1,095
Net (income) loss attributable to the non-controlling interest	(189)	82	(358)	(70)
Net (loss) income attributable to SPAR Group, Inc.	$(130)	$718	$(87)	$1,025

Net (loss) income per basic/diluted common share:

Net (loss) income – basic	$(0.01)	$0.04	$0.00	$0.05

Net (loss) income –diluted	$(0.01)	$0.03	$0.00	$0.05

Weighted average common shares - basic	20,481	20,134	20,473	20,125

Weighted average common shares - diluted	21,716	21,495	21,661	21,609

Net income	$59	$636	$271	$1,095
Other comprehensive loss:
Foreign currency translation adjustments	(363)	(153)	(561)	(195)
Comprehensive (loss) income	$(304)	$483	$(290)	$900

SPAR Group, Inc.
Consolidated Balance Sheets

(in thousands, except share and per share data)

	June 30,	December 31,
	2013	2012
	(unaudited)	(note)
Assets
Current assets:
Cash and cash equivalents	$3,051	$1,792
Accounts receivable, net	19,709	21,414
Deferred tax	180	194
Prepaid expenses and other current assets	577	596
Total current assets	23,517	23,996

Property and equipment, net	1,991	1,777
Goodwill	1,792	1,792
Intangibles	2,539	1,468
Other assets	340	237
Total assets	$30,179	$29,270

Liabilities and equity
Current liabilities:
Accounts payable	$5,006	$4,177
Accrued expenses and other current liabilities	6,229	6,729
Accrued expense due to affiliates	1,318	705
Customer deposits	445	263
Lines of credit	2,269	2,393
Total current liabilities	15,267	14,267
Long-term debt and other liabilities	150	268
Total liabilities	15,417	14,535

Equity:
SPAR Group, Inc. equity
Preferred stock, $.01 par value:
Authorized and available shares - 2,445,598
Issued and outstanding shares – None - June 30, 2013
None - December 31, 2012	-	-
Common stock, $.01 par value:
Authorized shares - 47,000,000
Issued and outstanding shares – 20,487,318 – June 30, 2013
20,456,453 – December 31, 2012	205	205
Treasury stock	(107)	(26)
Additional paid-in capital	15,014	14,738
Accumulated other comprehensive loss	(943)	(382)
Accumulated deficit	(1,783)	(1,696)
Total SPAR Group, Inc. equity	12,386	12,839
Non-controlling interest	2,376	1,896
Total liabilities and equity	$30,179	$29,270

Note: The Balance Sheet at December 31, 2012, is excerpted from the consolidated audited financial statements as of that date but does not include certain information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

Contact:
James R. Segreto
Chief Financial Officer
SPAR Group, Inc.
(914) 332-4100

Investors:
Chris Camarra
Alliance Advisors, LLC
(212) 398-3487
ccamarra@allianceadvisors.net